Exhibit 3.10

State of Delaware Secretary of State Division of Corporations Delivered 12:53 PM 08/30/2005 FILED 12:53 PM 08/30/2005 SRV 050713608 – 4023256 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First:	The name of the limited liability company is Affinity Health Systems, LLC.

Second:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle, Delaware 19808.

The name of its registered agent at such address is Corporation Services Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 30th day of August, 2005.

By:	/s/ Jonathan M. Skeeters
Jonathan M. Skeeters, Authorized Person